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                                                                    EXHIBIT 11.2

                          ALLIED WASTE INDUSTRIES, INC.
      STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - FULLY DILUTED
        (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS AND NUMBER OF SHARES)

                                                                Six Months                             Three Months
                                                               Ended June 30,                         Ended June 30,
                                                     --------------------------------        --------------------------------
                                                         1996                1997                1996                1997
                                                     ------------        ------------        ------------        ------------
                                                                (unaudited)                             (unaudited)
Income before extraordinary item .............       $      4,237        $     18,597        $      1,431        $     12,729
Extraordinary loss due to early extinguishment
   of debt, net of benefit ...................                 --              52,412                  --              52,412
                                                     ------------        ------------        ------------        ------------
Net income (loss) ............................              4,237             (33,815)              1,431             (39,683)
Dividends on preferred stock .................               (575)               (337)               (287)               (166)
Interest savings upon conversion of
   convertible securities ....................                 --                  17                  --                 184
                                                     ------------        ------------        ------------        ------------
Adjusted net income (loss) to
   common shareholders .......................       $      3,662        $    (34,135)       $      1,144        $    (39,665)
                                                     ============        ============        ============        ============
Historical weighted average
   common shares outstanding .................         55,911,835          76,187,144          57,425,575          77,074,817
Common stock equivalents -
   Stock options and warrants ................          2,166,106          11,279,994           2,224,135           8,454,788
Assumed conversions -
   Series D preferred ........................                 --(*)               --                  --                  --
   9% cumulative convertible preferred .......                 --(*)               --                  -- (*)              --
   7% cumulative convertible preferred .......                 --(*)               --(*)               -- (*)       1,356,572
   Convertible notes .........................                 --(*)          162,500                  -- (*)         239,145
Issuable pursuant to earn-out
   agreements ................................            795,274             746,289             802,249             746,289
                                                     ------------        ------------        ------------        ------------
Weighted average common and
   common equivalent shares ..................         58,873,215          88,375,927          60,451,959          87,871,611
                                                     ============        ============        ============        ============
Fully diluted net income (loss) per share:
   Income before extraordinary loss ..........       $       0.06        $       0.21        $       0.02        $       0.15
   Extraordinary loss ........................                 --               (0.60)                 --               (0.60)
                                                     ------------        ------------        ------------        ------------
   Adjusted net income (loss) ................       $       0.06        $      (0.39)       $       0.02        $      (0.45)
                                                     ============        ============        ============        ============

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(*)      Assumed conversion of each of these securities, on an individual basis, has an anti-dilutive effect on earnings per share.